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                          [LETTER HEAD OF McDONALD'S]



                                                                     EXHIBIT 5.1



                            September 22, 1995



McDonald's Corporation
One McDonald's Plaza
Oak Brook, IL 60521

Ladies and Gentlemen:

A Post-Effective Amendment No. 2 to Registration Statement No. 33-00001 on Form S-3 ("Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission relating to the proposed offering of 11,500,000 shares (the "Shares") of common stock, without par value ("Common Stock"), of McDonald's Corporation (the "Company") pursuant to the terms of the Company's stock purchase plan, MCDirect Shares (the "Plan").

In my capacity as Senior Vice President, General Counsel and Secretary, I have examined and am familiar with the corporate records of the Company, including its Certificate of Incorporation, as amended and restated, its By-Laws, and minutes of directors' and shareholders' meetings, and other documents (including the Plan and any amendments thereto), which I have deemed relevant or necessary as the basis for my opinion as hereinafter set forth.

Based on the foregoing, it is my opinion that:

1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2. The Shares to be offered pursuant to the Plan are duly authorized, and when delivered in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

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McDonald's Corporation
Page 2
September 22, 1995



I consent to the inclusion of this opinion as an exhibit to the Post-Effective Amendment No. 2 to the Registration Statement referred to above and to the reference to me in such Amendment.

                                       Very truly yours,

                                       /s/ Shelby Yastrow

                                       Shelby Yastrow